EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Freedom Holding Corp.
Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statement No. 333-234446 on Form S-8 of Freedom Holding Corp. of our reports dated May 31, 2022 (except for Note 3 and Note 4 to the consolidated financial statements, as to which the date is April 21, 2023), and April 21, 2023, relating to the consolidated financial statements and the effectiveness of Freedom Holding Corp.’s internal control over financial reporting, respectively, which included in this Annual Report on Form 10-K/A for the year ended March 31, 2022.

/s/ WSRP LLC
Salt Lake City, Utah
April 26, 2023